EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on February 25, 2005, by and between M-Wave DBS, Inc., an Illinois corporation ( the “Company”) and Jason Cohen (“Employee”).

WITNESSETH:

A.        The Company and Employee are concurrently herewith closing  an agreement (the “Asset Purchase Agreement”) for the Company to acquire certain assets of Jayco Ventures Incorporated (“JVI”), of which Employee is the sole  shareholder and currently a key employee, and pursuant to such agreement Company and Employee are joining in this Employment Agreement.

B.         The Company desires to obtain the benefits of Employee’s knowledge, skill, and experience by employing Employee upon the terms and subject to the conditions of this Agreement.

C.        Employee desires to be employed by the Company upon the terms and subject to the conditions of this Agreement.

AGREEMENTS:

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby covenant and agree as follows:

                     Duties  Employee agrees to be employed by and to serve the Company as Divisional President, and the Company agrees to employ and retain Employee in such capacity, subject to the terms of this Agreement.  Employee shall devote all of his business time, energy and skill to the affairs of the Company, subject to the direction of the Board of Directors of the Company (“Board”) and of the Chief Operating Officer of M-Wave, Inc. (of which the Company is a wholly-owned subsidiary) (“COO”). Employee shall have powers and duties commensurate with his position, including but not limited to the following duties:  responsibility for inside and outside sales, marketing, advertising, customer services, public relations, administrative services and other duties determined by the Board or the COO.  Employee shall comply with the general management policies of the Company as announced from time to time.  Employee may perform his duties at a location in Fort Lauderdale, Florida but be required at various times to travel as part of his duties.

                     Term.   The term of this Agreement shall be for a period of three (3) years (the “Term”) from February 25, 2005 (the “Effective Date”), and shall automatically renew for additional one-year periods unless either party provides written notice at least ninety (90) days prior to the expiration of the Term or the current renewal period.

                     Salary, Benefits and Bonus Compensation.

                              Salary.  Commencing on the Effective Date of this Agreement, during the Term the Company agrees to pay Employee salary in the amount of $165,000 per annum pursuant to the Company’s regular payroll practices and schedules, and subject to withholding for taxes and applicable benefits.

                              Additional Benefits.  During the term of his employment, Employee shall be entitled to the following fringe benefits:

                                       Employee Benefits.  Employee shall be eligible to participate in the Company’s group health, dental, vision and other insurance or benefit plans, including stock option grants, bonuses, pension and deferred compensation, as may be generally available to executive employees of the Company.  It is intended that Employee shall be eligible to participate in the omnibus employee benefits package provided to management employees of M-Wave, Inc. and that the following benefits will be provided thereunder.

                                       Business Expenses.  The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, including but not limited to travel and entertainment, and cell phone expenses, in accordance with the Company’s policies in effect from time to time.  Employee shall present to the Company an itemized account of such expenses in such form as may be required by the Company on a monthly basis.  In addition, the Company shall provide an automobile allowance of $500 per month in lieu of reimbursement for automobile mileage, pursuant to the Company’s policies for its senior management and budgets.

                                       Paid Time Off.  Employee shall be entitled to three (3) weeks of vacation per year during the Term, which shall accrue ratably, and other paid time off pursuant to the Company’s policies, during which time Employee’s compensation shall be paid in full.  In addition, Employee shall be entitled to paid holidays in accordance with the Company’s policies in effect from time to time.

                                    3.2.4    Cash Bonus.    The Company shall pay a cash bonus in an amount equal to .25% (1/4 of 1%) of the Net Revenues of the Company in excess of $12,000,000 annually commencing with the Effective Date, which bonus shall be paid within sixty (60) days after the end of the annual period. for which it is earned.

                                    3.2.5    Commission Override.   The Company shall pay a commission override in the amount of .25% (1/4 of 1%) of  Net Revenues of the Company  in excess of $15,000,000 annually commencing with the Effective Date, which commission override shall be paid within sixty (60) days after the end of the annual period for which it has been earned.

                                    3.2.6    Draw Against Commissions.   The Company may provide a monthly draw against commissions and other compensation, in an amount to be determined by Company and Employee for the purpose of covering certain unsecured debts of JVI that is personally guaranteed by Employee, with decision to provide such a draw and duration of such payments made on a demonstrated need basis.

                                    3.2.7   M-Wave Stock Option. Employee shall be granted concurrently herewith an option to purchase 200,000 shares of common stock of M-Wave, Inc. substantially in the form of Schedule B to this Agreement, such option to have a term of five (5) years, to vest in three (3) equal annual installments commencing with the first anniversary of the Effective Date, to have an exercise price equal to the closing price of the common stock on the NASDAQ Small Cap Market on the date prior to the Effective Date and to be granted under the M-Wave, Inc. 2003 Stock Incentive Plan.

            4.         Termination of Employment

                        4.1       Termination for Cause.  Termination for Cause (as defined in Subsection 6.1.1 herein) of Employee’s employment may be effected by the Company at any time without liability except as specifically set forth in this Subsection.  The termination shall be effected by written notification to Employee and shall be effective as of the time set forth in such notice.  At the effective time of a Termination for Cause, the Company shall pay Employee all of his accrued and unpaid salary and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all up to the effective time of termination.

                        4.2     Termination By Company Other Than for Cause.  The Company may effect a Termination Other Than for Cause (as defined in Subsection 6.1.2 herein) of Employee’s employment at any time upon giving written notice to Employee of such termination and without liability except as specifically set forth in this Subsection.  The termination shall be effective as of the time set forth in such notice. At the effective time of any Termination Other Than for Cause, the Company shall commence to pay Employee an amount equal to 150% of his annual salary in equal monthly installments over the period of one (1) year, and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder to the effective time of termination.

                        4.3       Termination by Reason of Disability.  If Employee, in the reasonable judgment of the executive officers of the Company, has failed to perform the essential elements of his position under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than three (3) months, then the question of whether Employee’s illness or incapacity is reasonably likely to continue shall be submitted to the Company or, if disability insurance is maintained by Employee, Employee’s disability insurance carrier for determination.  In the event the Company or such insurance carrier determines that Employee is subject to such an illness or incapacity, and is unable to perform the essential elements of his position with or without a reasonable accommodation by the Company, the Company shall have the right to terminate Employee’s employment (“Termination for Disability”) by written notification to Employee and shall immediately pay to Employee all of his accrued and unpaid salary and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination.

                        4.4       Death.  In the event of Employee’s death during the term of employment, Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and the Company shall pay to his estate all of his accrued and unpaid salary and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the effective date of termination.

                        4.5    Termination By Employee With Good Reason.  In the event that Employee terminates his employment with Good Reason (as defined in Subsection 6.1.3 herein), at the effective time of such termination, the Company shall commence to pay Employee an amount equal to 150% of his annual salary in equal monthly installments over the period of one (1) year, and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder to the date of termination.

                        4.6.      Voluntary Termination.  In the event of a Voluntary Termination (as defined in Subsection 6.1.4 herein) by Employee, the Company shall immediately pay all of his accrued and unpaid salary and any reasonable and necessary business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination.

            5.         Protection of the Company’s Business and Intellectual Property.

                        5.1     Non-Competition.  In consideration of his employment by the Company, and recognizing the Company’s concerns regarding the protection of its business, Employee agrees to the terms of the Employee Non-Disclosure, Non-Competition and Development Agreement attached hereto as Schedule A and incorporated herein and shall concurrently herewith execute the same..

                        5.2      Intellectual Property.   Employee hereby represents and warrants to the Company that any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right used by JVI in its business at any time prior to the date hereof, or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection), is solely the property of JVI and does not infringe upon the rights of any third parties, and Employee has no interest or ownership right or leasehold interest therein.

                        5.3     Life Insurance.  Employee agrees to cooperate and comply with the Company’s reasonable requests for information with regard to the Company’s application for life insurance coverage on Employee’s life, at the Company’s discretion, to benefit the Company.

                6.         Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

                        6.1       “Net Revenues” shall mean gross revenues less returns and allowances and discounts made available to customers by the Company.

                        6.2.      “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of (i) a material breach of Employee’s obligations under the terms of this Agreement, which is not cured by Employee within fifteen (15) days of receipt of written notice from the Company of the same, (ii) the commission by Employee of a felony (which in the case of a vehicular crime is a felony of serious nature relating to multiple offenses or to one offense involving meaningful harm to person or property), a crime involving moral turpitude or other act causing significant harm to the Company’s standing or reputation, (iii) conduct tending to bring the Company into public disgrace or disrepute or which could reasonably subject the Company to legal action, including but not limited to sexual or other illegal harassment, (iv) failure, after written notice, to perform duties reasonably directed by the Company, (v) gross negligence or willful misconduct with respect to the Company, or (vi) failure to comply with the terms and provisions of the Employee Non-Disclosure, Non-Competition and Developments Agreement attached hereto as Schedule A and incorporated herein in this Agreement as if same were fully set forth herein.  “Cause” shall not mean, with respect to the acts or omissions of Employee, (a) bad judgment or negligence other than habitual neglect of duty; or (b) any act or omission believed by Employee in good faith to have been in or not opposed to the interest of the Company, or any parent or subsidiary or successor to the Company (without intention of Employee to gain therefrom, directly or indirectly, a profit to which he was not legally entitled); or (c) any act or omission in respect of which a determination could properly have been made by the Board of Directors of the Company or any parent or subsidiary or successor of the Company, that Employee met the applicable standard of conduct for indemnification or reimbursement as applicable to officers and directors under the bylaws or the laws and regulations under which such company is governed, in each case in effect at the time of such act or omission.

                        6.3       “Termination Other Than for Cause” shall mean termination by the Company of Employee’s employment by the Company, other than a Termination for Cause or Termination for Disability or Death.

                                6.4       “Termination by Employee with Good Reason” shall mean Employee’s resignation of employment with the Company because of a material change in the terms or conditions of Employee’s employment with the Company to Employee’s detriment which is not cured by the Company within fifteen (15) days of receipt of writtten notice from Employee of the same, including but not limited to (i) a material reduction in Employee’s job duties, or the substitution of job duties requiring substantially less skill, independent judgment or experience, (ii) the diminution of rank or title accorded to Employee, (iii) a reduction of more than 10% in Employee’s compensation, including employee benefits and any applicable equity compensation, (iv) the relocation of Employee’s primary work location to a new location more than 100 miles away from the previous location, or (v) a material change in the nature of the Business of the Company (as defined in Schedule A attached hereto and incorporated herein).

                        6.5       “Voluntary Termination” shall mean termination by Employee of Employee’s employment with the Company.  To effect Voluntary Termination, Employee shall give no less than six (6) weeks notice to the Company, and shall remain available to the Company, at the Company's option, for the entire period of not less than six (6) weeks until the date of termination.

            7.         Remedies.

                        7.1       Costs.  If litigation is brought to enforce or interpret or is maintained to defend any provision contained herein, the court shall award reasonable attorneys’ fees and disbursements to the prevailing party as determined by the court.

                        7.2       Severability.  THE PARTIES HAVE CAREFULLY CONSIDERED ALL OF SECTIONS 4, 5, 6.2 – 6.5 AND 8 AND AGREE THAT THEY REPRESENT A PROPER BALANCING OF THEIR INTERESTS AND WILL NOT PREVENT EMPLOYEE FROM EARNING A LIVING AFTER TERMINATION OF HIS EMPLOYMENT.  It is the express intent of the parties hereto that the obligations of, and restrictions on, the parties as provided in Sections 5, 6 and 8 shall be enforced and given effect to the fullest extent legally permissible.  If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants or agreements contained in this Agreement because the duration thereof is too long, the scope thereof is too broad or some other reason, for the purpose of such proceeding, the court may reduce such duration or scope to the extent necessary to permit the enforcement of such obligations and restrictions.

            8.         Miscellaneous.

                        8.1       Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

                        8.2       Entire Agreement; Modifications.  Except for the letter agreement between the parties hereto of even date herewith, this Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company.  All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought. Nothing in this Agreement shall reduce Employee’s obligations to Company under the Asset Purchase Agreement..

                        8.3       Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, or first‑class mail, certified or registered with return receipt requested, or by commercial overnight courier or by fax and shall be deemed to have been duly given upon hand delivery, receipt if mailed, the first business day following delivery to a commercial overnight courier or upon receipt of a fax, addressed as follows:

            If to the Company:

M-Wave DBS, Inc.

c/o M-Wave, Inc.

475 Industrial Drive

West Chicago, Illinois 60185

Attention:  Joeseph A. Turek, Presidentt

            With a copy to:

                        Carl Klein, Esq.

                        Freeborn & Peters, LLP

                        311 South Wacker Drive, Suite 3000

                        Chicago, IL  60606

            If to Employee:

                        Jason Cohen

                        ____________

                        ____________

            With a copy to:

                        Gregory A. McLaughlin, Esq.

                        Tripp Scott, P.A.

                        110 S. E. 6th Street, 15th floor

                        Fort Lauderdale, Florida  33301

Any party may change such party’s address for notices by notice given pursuant to this Section 8.3.

                        8.4       Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

            8.5       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without application of its conflict of laws rules. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of Illinois and shall be commenced and maintained in any state or federal court located in Cook County, Illinois, and both parties hereby submit to the jurisdiction and venue of any such court.

                        8.6       Severability.  Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

                        8.7       Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective executors, administrators, heirs, successors and assigns.  The provisions of this Agreement relating to the duties and obligations of the Company are transferable, assignable and delegable by the Company.  Those provisions relating to the duties and obligations of the Employee are not transferable, assignable or delegable.

                        8.8       Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

                        8.9       Withholdings; Setoff.  All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. The Company may withhold amounts due it from Employee arising out of Employee’s employment or other contractual relationships with the Company, including for example, overpayments of compensation and personal charges incurred on Company accounts, from amounts due under this Agreement to Employee.

            IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first above written.

EMPLOYEE	M-WAVE DBS, INC.

By:
Jason Cohen
Its:

Schedule A

EMPLOYEE NON-DISCLOSURE, NON-COMPETITION

AND DEVELOPMENTS AGREEMENT

In consideration and as a condition of my employment or continued employment by M-Wave DBS, Inc., an Illinois corporation (the “Company”), I hereby agree with the Company as follows:

1.     During the period of my employment by the Company (the “Employment Period”), and for one (1) year  thereafter, I agree that I will not, directly or indirectly, alone or as a partner, officer, director, employee, stockholder or creditor of any entity, (a) engage in any business in the United States that is engaged in  design, engineering, distribution, sales, marketing or manufacturing of direct Broadcast Satellite Installation Equipment (the “Business”), or (b) solicit or do any Business with any customer of the Company or any potential customer of the Company.  In the event of a sale of all or substantially all of the assets of the Company to a third party, or the merger or consolidation of Company (other than in connection with the reincorporation of Company) with or into another entity in a transaction in which the holders of Company voting securities shall hold less than 50% of the voting securities of the surviving entity, the term “Company” in the preceding sentence shall mean Company, its parent, if any, and its subsidiaries, as they exist immediately prior to such event.  During the period of my employment and for two (2) years (or such shorter period, as set forth above) thereafter, I agree that I will not directly or indirectly, alone or as a partner, officer, director, employee, stockholder or creditor of any entity, solicit, or endeavor to entice any employee, independent contractor or consultant of the Company to leave the Company.

2.         I will not at any time whether during or after the Employment Period reveal, to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works or authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing my duties as an employee of the Company, and I have kept and I shall keep secret all such information given to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or which is calculated to injure or cause loss, whether directly or indirectly, to the Company.  Further, I agree that during and after the Employment Period, I shall not make or use or grant permission to use any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office, together with a written certification that I have fully complied with such obligation.

3.         If at any time or times during my employment, I (either alone or with others) have made, conceived, created, discovered, invented, or reduced to practice, or shall make, conceive, create, discover, invent, or reduce to practice, any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection) (herein called “Developments”), then:

(a)        such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise;

(b)        I shall promptly disclose to the Company (or any persons designated by it) each such Development;

(c)        as may be necessary to ensure the Company’s ownership of such Developments, I hereby assign any rights (including, but not limited to, any copyrights and trademarks) I may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation; and

(d)        I shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

Notwithstanding the foregoing, pursuant to the Illinois Patent Act, this Paragraph 3 shall not apply to Developments for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the Development related (i) to the Business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the Development results from any work performed by me for the Company. In addition, this paragraph does not apply to Developments developed by me prior to my employment with Company.

4.         I will, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

(a)        to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b)        to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

In event the Company is unable, after reasonable effort, to secure my signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by me.

5.         I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder, without the necessity of a bond or other security.

6.         I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment.

7.         No claim of mine against the Company shall serve as a defense against the Company’s enforcement of any provision of this Agreement.

8.         I represent that the Developments identified in the pages, if any, attached hereto as Exhibit A comprise all the unpatented and unregistered copyrightable Developments which I have made, conceived or created prior to the Employment Period, which Developments are excluded from this Agreement.  I understand that it is only necessary to list the title and purpose of such Developments but not details thereof.

9.         I hereby represent that, except as I have disclosed in writing to the Company and as attached hereto as Exhibit B, I am not a party to, or bound by the terms of, any agreement with or obligation to any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to or during my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.  I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict with the terms of this Agreement.

10.       Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

11.       I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

12.       My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

13.       Except as limited in Paragraph 1 of this Agreement, The term “Company” shall include the Company and its former, current and future parents, and the Company's and such parents' subsidiaries, subdivisions and affiliates.  The Company shall have the right to assign this Agreement to its successors and assigns, by operation of law or otherwise, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

14.       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.  Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of Illinois and shall be commenced and maintained in any state or federal court located in Cook County, Illinois, and both parties hereby submit to the jurisdiction and venue of any such court.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed instrument on the 25th day of February , 2005.

Signature

Print Name: Jason Cohen

Address:

EXHIBIT A

Prior Developments

EXHIBIT B

Prior Agreements